UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2014

ECO  BUILDING  PRODUCTS,  INC.
(Exact name of registrant as specified in its charter)

Colorado	000-53875	20-8677788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 West Vista Way,
Vista, CA 92083
 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 760-732-5826

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Securities Purchase Agreement

On September 16, 2014, Eco Building Products, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with Dominion Capital, LLC, (“Dominion”) pursuant to which the Company issued to Dominion (1) a 10% Original Issue Discount Senior Secured Convertible Promissory Note in the original principal amount of $833,333.34 (the “Note”) due September 16, 2015 and (2) a Common Stock Purchase Warrant (the “Warrant”) for up to 400,000,000 shares of our common stock (“Common Stock”). This funding will be used exclusively to purchase lumber and chemicals and is to be disbursed from an escrow account. On September 16, 2014, Dominion transferred and assigned the Note and the Warrant to M2B Funding Corporation (“M2B”), an affiliate of Dominion.

10% Original Issue Discount Convertible Note

In accordance with the Agreement, the Company issued a 10% Original Issue Discount Senior Secured Convertible Promissory Note due September 16, 2015 to M2B pursuant to which the Company borrowed $833,333.34.  The Note bears an interest of six percent (6%) per annum on the face amount and is payable in full upon maturity. Interest is payable in cash or shares of Common Stock at M2B’s option. The Note has a fixed conversion price of $0.01 (the “Conversion Price”). The Company will repay the Note in monthly installments, with the final payment due on October 16, 2015.  The Company plans on using the receivables from the sale of lumber and chemicals to comply with the terms of the repayment schedule. In the event of default, the Note is subject to an increase in the interest rate to twenty-four (24%) per annum. Subject to certain ownership limitations, upon issuance of the Note, M2B may elect, in its sole discretion, to convert all or any portion of the outstanding principal amount of the Note into shares of Common Stock at the Conversion Price. M2B may not convert into or otherwise beneficially own in excess of 4.99% (“Beneficial Ownership Limitation”) of the number of shares of the Common Stock issuance upon conversion of the Note held by M2B. However, M2B, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation, provided that in no event does the Beneficial Ownership Limitation exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to its conversion.

Warrant

In accordance with the Agreement, the Company issued a Common Stock Purchase Warrant, allowing M2B the right to purchase up to 400,000,000 shares of Common Stock at any time on or after September 16, 2014 (“Initial Exercise Date”) and expiring on September 16, 2019.  The exercise price per share of the Common Stock under this Warrant shall be $0.001.  The Warrant may be exercised in whole or in part at such time by means of a cashless exercise.  M2B may not convert into or otherwise beneficially own in excess of 4.99% (“Beneficial Ownership Limitation”) of the number of shares of the Common Stock issuance upon exercise of the Warrant held by M2B. However, M2B, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation, provided that in no event does the Beneficial Ownership Limitation exceed 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to its conversion.

Lock-Up Agreement

The Company and M2B entered into a Lock-Up Agreement whereby M2B agreed during the Lock-Up Period it will not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly the Warrants or the Common Stock received upon exercise of the Warrants (“Underlying Securities”) (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Underlying Securities; (3) make any demand for or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for Common Stock; or (4) publicly disclose the intention to do any of the foregoing.  The Lock-Up Period commences on September 16, 2014 and expires on September 16, 2015.

The Note and Warrant were issued and sold without registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.  Accordingly, M2B may sell the Note and Warrant only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

Item 3.02. Unregistered Sales of Equity Securities

Item 1.01 is hereby incorporated by reference.

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Securities Purchase Agreement, dated September 16, 2014
10.2	10% Original Issue Discount Senior Secured Convertible Promissory Note Due September 16, 2015
10.3	Common Stock Purchase Warrant
10.4	Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO BUILDING PRODUCTS, INC

Date: October 7, 2014	By:	/s/ Steve Conboy
Steve Conboy
Chief Executive Officer